Exhibit 99.1

Dow R. Wilson to Join Agilent’s Board of Directors

CEO of Varian Medical Systems brings deep knowledge of the healthcare industry

SANTA CLARA, Calif., Jan 18, 2018 – Agilent Technologies, Inc. (NYSE: A) today announced that Dow R. Wilson, CEO of Varian Medical Systems, Inc., has been elected to its board of directors, effective March 20, 2018.

Since 2012 Wilson has been CEO of Varian Medical, a Palo Alto, Calif- based medical device and software products company for treating cancer. Prior to his appointment as CEO, Wilson was chief operating officer and executive vice president, and before that he was president of Varian Medical’s Oncology Systems business.

Wilson also had a 19-year career with GE Healthcare, culminating in his position as CEO of GE’s Healthcare Information Technology unit.

“Dow brings an important breadth of experience in the healthcare industry.  He is a well- respected leader, who is skilled at identifying new opportunities, and building new businesses,” said Mike McMullen, Agilent’s president and CEO.  “His insights about healthcare trends worldwide will be particularly valuable as Agilent continues to expand in this field globally.”

“I am very pleased to welcome Dow to the Agilent board,” said Koh Boon Hwee, Agilent chairman. “He adds an important and well-informed perspective about the medical technology needs of customers and about emerging markets.  I look forward to working with him.”

Wilson is also a member of the Board of Directors of AdvaMed, a U.S. trade association representing 80 percent of the medical technology firms in the U.S., and Varex Imaging Corporation, which was created through the successful spin-off of Varian Medical.  His term on the Varex board naturally ends in February 2018.   Formerly, Wilson was lead independent director of Saba Software, Inc.

In 2014, he was appointed by then-U.S. Secretary of Commerce, Penny Pritzker, to the newly formed President’s Advisory Council on Doing Business in Africa.

Wilson received an MBA from the Tuck School of Business at Dartmouth College, New Hampshire and a Bachelor of Arts degree from Brigham Young University, Utah.

  “I have long admired Agilent’s scientific solutions, as well as its strong customer focus and impeccable reputation for integrity.  I am very pleased to be joining Agilent’s board at this exciting time as the company continues its expansion into medical healthcare,” Wilson said.

About Agilent

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics and applied chemical markets, working with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow. The company generated revenues of $4.5 billion in fiscal 2017 and employs about 13,500 people worldwide. Information about Agilent is available at www.agilent.com.

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Contact:

Stefanie Notaney
Agilent Technologies
+1 408-345-8955
+1 408 508-9369 - mobile
stefanie.notaney@agilent.com